Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of SmartKem, Inc. on Form S-8 (No. 333-254904, 333-264184, 333-269557) of our report dated March 27, 2024 with respect to our audit of the consolidated financial statements of SmartKem, Inc. and subsidiaries as of December 31, 2023 and for the year ended of December 31, 2023, which report is included in this Annual Report on Form 10-K of SmartKem, Inc. and subsidiaries for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, NY

March 27, 2024